Exhibit 3.44

Exhibit 3.42

FTI SMC ACQUISITION LLC

AMENDMENT NO.2 TO OPERATING AGREEMENT

THIS AMENDMENT No. 2 (this “Amendment’) to the OPERATING AGREEMENT of FTI 5MG LLC (f/Ic/a FTI SMC ACQUISITION LLC), a Maryland limited liability company (the “Company”), is made and entered into as of September 30, 2008, amending the Operating Agreement made and entered into as of February 26, 2008, as amended (together with this Amendment, the “Agreement’), by the Member set forth on Schedule A attached hereto and made a part hereof (the “Member”).

PROVISIONS

Section 1. Section 1. Name. of the Agreement is amended and restated in its entirety to read:

“The name of the limited liability company is:

FTI SMG LLC”

All remaining Sections of the Agreement shall remain in hill force and effect without change.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first written above.

MEMBER:

FTI CONSULTING, INC.

By:____________

Name: Eric B. Miller

Title: Senior Vice President

Schedule A

Member, Address, and Membership Interest

Member and Address Membership Interest

FTI Consulting, Inc. 100%

909 Commerce Road

Annapolis, Maryland 21401